Exhibit 17.3

Dr. Asaf Toker

October 31, 2016

Board of Directors
OWC Pharmaceutical Research Corp.
22 Shacham Street, P.O.B. 8324
Petach Tikva, 4918103 Israel

Re: Letter of Resignation

Gentlemen:

I hereby resign as Chief Science Officer of OWC Pharmaceutical Research Corp. (the "Registrant"), effective November 2, 2016. The reason for my resignation is to permit me to pursue other business interests.

I have had no disagreements with the Registrant's operations, policies or practices.

Yours truly,

/s/: Asaf Toker
Dr. Asaf Toker